UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2014 (January 10, 2014)

Alnylam Pharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50743	77-0602661
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Third Street, Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 551-8200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

On January 10, 2014, Alnylam Pharmaceuticals, Inc. (the “Company”) entered into a Stock Purchase Agreement (the “Agreement”) with Sirna Therapeutics, Inc. (“Sirna”), Merck Sharp & Dohme Corp. (“Seller”) and, for limited purposes, Merck & Co., Inc. (“Merck”), pursuant to which the Company will purchase from Seller all of Seller’s right, title and interest in and to all of the outstanding shares of common stock, par value $.01 per share, of Sirna (the “Sirna Common Stock”).

In consideration for the Sirna Common Stock, the Company will (i) pay Seller $25.0 million in cash consideration and (ii) issue to Seller 2,520,044 shares of the Company’s common stock, par value $.01 per share (“Company Common Stock”), having a value of $150.0 million as calculated under the terms of the Agreement on the date of execution. This issuance of Company Common Stock does not involve a public offering and is therefore exempt from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). Based on 66,291,716 shares of common stock of the Company outstanding as of January 10, 2014 (on a pro forma basis), following this transaction Seller will beneficially own approximately 3.8% of the outstanding shares of common stock of the Company.

In addition, Seller is eligible to receive the following consideration from the Company: (i) up to an aggregate of $10.0 million upon the achievement by the Company or its Related Parties (as defined in the Agreement) of specified regulatory milestones for RNAi products covered by Sirna intellectual property (“Company Products”), and (ii) up to an aggregate of $105.0 million upon the achievement by the Company or its Related Parties of specified development and regulatory ($40.0 million) and commercial ($65.0 million) milestones associated with the clinical development progress of certain pre-clinical candidates discovered by Sirna (“Sirna Products”), together with low single-digit royalties for Company Products and single-digit royalties for Sirna Products, in each case based on annual worldwide net sales, if any, by the Company and its Related Parties of any such products.

Under the Agreement, Seller also agreed not to dispose of (i) any shares of Company Common Stock beneficially owned by it immediately after the closing of the transaction for a period of six months following the closing date of the transaction (the “Initial Lock-Up”), subject to certain limited exceptions, and (ii) 50% of the shares of Company Common Stock beneficially owned by it immediately after the closing of the transaction for a period of six additional months following the termination of the Initial Lock-Up (the “Subsequent Lock-Up”). During and following the expiration of the Subsequent Lock-Up, Seller will be permitted to sell such shares of Company Common Stock subject to certain limitations, including certain volume and manner of sale restrictions.

The Agreement contains customary representations, warranties, and covenants of the parties thereto. Subject to customary closing conditions, the transaction is expected to close during the first quarter of 2014.

Item 3.02. Unregistered Sales of Equity Securities.

The information set forth under Item 1.01 relating to the issuance of the Company Common Stock is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On January 12, 2014, the Company issued a press release concerning the Agreement, a copy of which is being furnished as Exhibit 99.1 to this Report on Form 8-K. The information in this Item 7.01 and Exhibit 99.1 attached hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit relating to Item 7.01 shall be deemed to be furnished, and not filed:

Exhibit No.	Document

99.1	Press Release issued by the Company, dated January 12, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALNYLAM PHARMACEUTICALS, INC.

Date: January 13, 2014

	By:	/s/ Michael P. Mason
Michael P. Mason
Vice President, Finance and Treasurer

Exhibit Index

Number	Description

99.1	Press Release issued by the Company, dated January 12, 2014